EXHIBIT 1.1








                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


                   AMENDMENT NO. 1 (this "Amendment"), dated as of Sep-tember 3, 1997, to the Agreement and Plan of Merger (the "Mer-ger Agreement"), dated as of June 30, 1997, by and among JP Foodservice, Inc., a Delaware corporation ("JPFI"), Rykoff-Sexton, Inc., a Delaware corporation ("RSI"), and Hudson Acqui-sition Corp., a Delaware corporation and a wholly-owned subsid-iary of JP Foodservice ("Acquisition").

                   WHEREAS, JPFI, RSI and Acquisition have previously executed and delivered the Merger Agreement; and

                   WHEREAS, JPFI, RSI and Acquisition desire to amend the Merger Agreement as set forth herein and pursuant to Sec-tion 7.3 thereof;

                   NOW, THEREFORE, JPFI, RSI and Acquisition agree as follows:

                   1. Amendment of Section 2.1(e) of Merger Agreement. The fourth line of subsection (i) of Section 2.1(e) of the Merger Agreement is hereby amended by deleting therefrom the word "exercisable" and substituting in its place the word "un-exercised".

                   2. Amendment of Section 4.1(a) of Merger Agreement. Subsection (ii) of Section 4.1(a) of the Merger Agreement is hereby amended by deleting therefrom the words "does not exceed 250,000 shares of RSI Common Stock in the aggregate);" and sub-stituting therefor the words "does not exceed the lesser of (x) 400,000 shares of RSI Common Stock in the aggregate and (y) the number of shares of RSI Common Stock subject to RSI Employee Stock Options issued during RSI's fiscal year ended June 28, 1997 and so long as no RSI Employee Stock Option issued pursu-ant to this Section 4.1(a)(ii) shall contain any terms provid-ing for, or otherwise permit or give rise to any right to, ac-celerated vesting, the releasing of restrictions or any payment (in cash or otherwise) as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement);".

                   3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                   4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one







         and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                   5. Merger Agreement Confirmed. Except as amended hereby, the Merger Agreement is ratified and confirmed in all respects.













































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                   IN WITNESS WHEREOF, JPFI, RSI and Acquisition have
         caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                       JP FOODSERVICE, INC.




                                       By: /s/ David M. Abramson
                                          Name: David M. Abramson
                                          Title: Senior Vice President
                                                 and General Counsel



                                       RYKOFF-SEXTON, INC.




                                       By: /s/ Mark Van Stekelenburg
                                          Name:  Mark Van Stekelenburg
                                          Title: Chairman and Chief
                                                 Executive Officer



                                       HUDSON ACQUISITION CORP.




                                       By:  /s/ David M. Abramson
                                          Name:  David M. Abramson
                                          Title:  Senior Vice President
                                                  and General Counsel